FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


----------------------------------------  -------------------------------  -------------------------------------------------------
1.Name and Address of Reporting Person*   2. Date of Event Requiring        4. Issuer Name and Ticker or Trading Symbol
                                             Statement (Month/Day/Year)

 Jun       Wu           Ji                                                     China Continental, Inc. ("CHCL")
----------------------------------------  -------------------------------  -------------------------------------------------------
(Last)    (First)     (Middle)            3.  IRS or Social Security         5. Relationship of Reporting    6. If Amendment, Date
                                              Number of Reporting Person        Person to Issuer                of Original
                                              (Voluntary)                       (Check all applicable)          (Month/Day/Year)

                                                                               X Director         10% Owner
                                                                              ---              ---
                                                                                 Officer (give  __ Other (specify
                                                                              --- title below)      below)

                                                                                               Chairman & CEO
1801-1806 Hua Qin International Building                                                       ----------------------
------------------------------------------------ ---------------------------------- ----------------------------------- ----------
(Street)                                                                           7. Individual or Joint / Group Filing (Check
                                                                                   applicable line)

                                                                                  ___ Form filed by One  Reporting Person
                                                                                   X Form filed by More than  One Reporting Person
 340 Queens Road Central, Hong Kong                                               ---
----------------------------------------------------------------------------------------------------------------------- ----------
(City)        (State)           (Zip)

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                                                        Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------ ---------------------------------- ----------------------------------- ------------
1. Title of Security      2. Amount of Securities          3. Ownership Form: Direct (D) or  4. Nature of Indirect Beneficial
   (Instr.4)                 Beneficially Owned (Instr.4)     Indirect (I) (Instr. 5)           Ownership (Instr.4)
------------------------- ------------------------------  -------------------------------   ----------------------------------------
Common Stock                18,190,000                               D
------------------------- ------------------------------  -------------------------------   ----------------------------------------

------------------------- ------------------------------  -------------------------------   ----------------------------------------

------------------------- ------------------------------  -------------------------------   ----------------------------------------

------------------------- ------------------------------  -------------------------------   ----------------------------------------

* If the Form if filed by more than one Reporting  Person,  see Instruction 5(b)
(v). Reminder. Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)



Form 3 (continued)     Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertibles securities)

---------------------   ---------------------   -------------------------   -----------------  ---------------  --------------------
1.Title of              2. Date Exercisable     3. Title and Amount of      4. Conversion or    5. Ownership    6. Nature of
  Derivative               and Expiration          Securities Underlying       Exercise Price      Form of         Indirect
  Security (Instr.4)       Date                    Derivative Security         of Derivative       Derivative      Beneficial
                           (Month/Day/Year)       (Instr. 4)                   Security            Security:       Ownership

                                                                                                   Direct (D) or
                                                                                                   Indirect (I)
                                                                                                   (Instr. 5)


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

Explanation of Responses:

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff (a).


                                 -----------------------------            ------
                                 Signature of Reporting Person             Date

                                 Wu Ji Jun

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure. Additional signature pages attached

                            (Print or Type Responses)